Exhibit 99.1

  Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Record 2015 Results Including $8.9 Million of Net Income or $2.93 Per Diluted Share and Twelfth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – January 28, 2016 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2015 net income of $8.9 million, or $2.93 per diluted share, compared to net income of $4.5 million or $1.52 per diluted share, for the same period last year.  Net income for the fourth quarter of 2015 was $2.0 million, or $0.66 per diluted share, compared to $1.5 million, or $0.52 per diluted share, for the fourth quarter ended December 31, 2014.

“FS Bancorp ended 2015 with strong sustained growth and is well positioned to integrate the four branches acquired from Bank of America, N.A. on January 22, 2016.  I am also pleased to announce that our Board of Directors has approved our twelfth consecutive quarterly cash dividend in the amount of $0.07 per share,” stated Joe Adams, CEO of FS Bancorp.  The dividend will be paid on February 24, 2016, to shareholders of record as of February 10, 2016.

2015 Fourth Quarter and Year End Highlights
  Net income was unchanged at $2.0 million for both the fourth and third quarters of 2015, compared to $1.5 million for the fourth quarter one year ago;
  Earnings per diluted share were unchanged at $0.66 for both the fourth and third quarters of 2015, compared to $0.52 for the fourth quarter one year ago;
  Total gross loans increased $20.6 million, or 4.2%, to $511.3 million at December 31, 2015, compared to $490.7 million at September 30, 2015, and increased $117.1 million, or 29.7%, from $394.2 million at December 31, 2014;
  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $3.1 million, or 3.0% to $106.3 million at December 31, 2015, from $103.2 million at September 30, 2015, and increased $20.0 million, or 23.2%, from $86.3 million at December 31, 2014;
  Non-performing assets decreased to $766,000 at December 31, 2015, compared to $841,000 at September 30, 2015, and increased from $433,000 at December 31, 2014;
  FS Bancorp issued $10.0 million of subordinated debt at a rate of 6.5% on October 15, 2015, to support future loan growth;
  Capital levels at the Bank were 15.5% for total risk-based capital and 12.1% for Tier 1 leverage capital at December 31, 2015, compared to 14.7% and 11.2% as of December 31, 2014, respectively.

FS Bancorp Q4 Earnings
January 28, 2016

Balance Sheet and Credit Quality

Total assets increased $35.6 million, or 5.5% to $677.6 million at December 31, 2015, compared to $642.0 million at September 30, 2015, and $509.8 million at December 31, 2014.  The increase in total assets from September 30, 2015 was primarily due to increases in loan receivable, net of $19.9 million, cash and cash equivalents of $19.0 million, Federal Home Loan Bank (“FHLB”) stock, at cost of $1.6 million, securities available-for-sale of $1.5 million, and certificates of deposit at other institutions of $1.2 million, partially offset by an $8.4 million decrease in loans held for sale.  The $167.8 million increase in total assets at December 31, 2015 from December 31, 2014 was primarily due to increases in loans receivable, net of $115.3 million, loans held for sale of $18.9 million, cash and cash equivalents of $8.9 million, certificates of deposit at other financial institutions of $7.9 million, securities available-for-sale of $6.5 million, bank owned life insurance (“BOLI”) of $3.2 million, FHLB stock, at cost of $2.9 million, and capitalized servicing rights of $2.8 million.

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$50,034	9.79%	$42,958	8.75%	$42,970	10.90%
Construction and development	80,806	15.80	77,965	15.89	57,813	14.67
Home equity	16,540	3.24	16,727	3.41	15,737	3.99
One-to-four-family (excludes held for
sale)	102,921	20.13	92,023	18.75	46,801	11.87
Multi-family	22,223	4.35	22,716	4.63	16,201	4.11
Total real estate loans	272,524	53.31	252,389	51.43	179,522	45.54

CONSUMER LOANS
Indirect home improvement	103,064	20.16	103,172	21.03	99,304	25.19
Solar	29,226	5.72	25,568	5.21	18,162	4.61
Marine	23,851	4.66	23,436	4.78	16,713	4.24
Automobile	526	0.10	595	0.11	674	0.17
Recreational	359	0.07	373	0.08	441	0.11
Home improvement	206	0.04	221	0.05	329	0.08
Other	1,090	0.21	1,139	0.23	1,184	0.30
Total consumer loans	158,322	30.96	154,504	31.49	136,807	34.70

COMMERCIAL BUSINESS LOANS	80,436	15.73	83,816	17.08	77,881	19.76
Total loans receivable, gross	511,282	100.00%	490,709	100.00%	394,210	100.00%

Allowance for loan losses	(7,785)		(7,388)		(6,090)
Deferred cost, fees, and discounts, net	(962)		(729)		(946)
Total loans receivable, net	$502,535		$482,592		$387,174

Loans receivable, net increased $19.9 million, or 4.1%, to $502.5 million at December 31, 2015, from $482.6 million at September 30, 2015, and increased $115.3 million, or 29.8%, from $387.2 million at December 31, 2014.  Total real estate loans increased $20.1 million, or 8.0% quarter over quarter, primarily due to a $10.9 million increase in one-to-four-family real estate loans, a $7.1 million increase in commercial real estate loans, and a $2.8 million increase in construction and development loans, partially offset by a $493,000 decrease in multi-family loans and an $187,000 decrease in home equity loans.

FS Bancorp Q4 Earnings
January 28, 2016

One-to-four-family originations of loans held for sale including loans brokered to other institutions decreased $38.0 million, or 23.0%, to $127.4 million during the quarter ended December 31, 2015, compared to $165.4 million for the preceding quarter, and $97.4 million for the same quarter one year ago.  The reduction in originations from the third quarter was a result of seasonality associated with the home purchase activity in the Northwest.  The percentage of one-to-four-family mortgage loan originations for home purchases was 73.2%, versus 26.8% for refinances in the fourth quarter 2015.  This compares to 79.7% in purchases versus 20.3% in refinances in the third quarter of 2015.  During the quarter ended December 31, 2015, the Company sold $132.3 million of one-to-four-family mortgage loans compared to $137.5 million in sales for the preceding quarter, and sales of $90.2 million for the same quarter one year ago.

The allowance for loan losses (“ALLL”) at December 31, 2015 was $7.8 million, or 1.5% of gross loans receivable, compared to $7.4 million, or 1.5% of gross loans receivable at September 30, 2015, and $6.1 million, or 1.5% of gross loans receivable at December 31, 2014.  Non-performing loans, consisting of non-accrual loans, decreased to $766,000 at December 31, 2015, from $841,000 at September 30, 2015, and increased from $433,000 at December 31, 2014.  Substandard loans decreased $80,000, or 2.9%, to $2.7 million at December 31, 2015, compared to $2.8 million at September 30, 2015, and increased from $2.2 million at December 31, 2014.  The increase in substandard loans from one year ago was primarily associated with the downgrade of one, one-to-four family loan of $525,000 as a result of the financial performance by the borrower.  There was no other real estate owned (“OREO”) at December 31, 2015, September 30, 2015, or December 31, 2014.  At December 31, 2015, the Company had $734,000 in restructured loans, of which one loan with a balance of $525,000 was placed on nonaccrual status in the third quarter of 2015, and the remaining $209,000 in restructured loans were performing in accordance with their modified terms, compared to performing restructured loans of $211,000 at September 30, 2015, and $783,000 at December 31, 2014.

Total deposits decreased $14.7 million, or 2.9%, to $485.2 million at December 31, 2015, from $499.9 million at September 30, 2015, and increased $64.8 million, or 15.4%, from $420.4 million at December 31, 2014.  The deposit decrease was strategically associated with the planned runoff of higher rate time and non-retail deposits in anticipation of the acquisition on January 22, 2016 of the four retail bank branches (two in Jefferson County and two in Clallam County) and approximately $189.0 million in deposits from Bank of America (the “Branch Purchase”).  Relationship-based transactional deposits increased $3.1 million, or 3.0% to $106.3 million as of December 31, 2015, from $103.2 million at September 30, 2015, and increased $20.0 million, or 23.2%, from $86.3 million at December 31, 2014.  Money market and savings accounts decreased $6.4 million, or 3.3%, to $189.7 million at December 31, 2015, from $196.1 million at September 30, 2015, and increased $15.5 million, or 8.9%, from $174.2 million at December 31, 2014.  Time deposits decreased $11.4 million, or 5.7%, to $189.1 million at December 31, 2015, from $200.5 million at September 30, 2015, and increased $29.1 million, or 18.2%, from $160.0 million at the same period last year.  The Branch Purchase provides immediate core deposit liquidity to support lending growth and asset/liability objectives and expands the Bank’s footprint into contiguous markets.

Non-retail deposits, which include $27.9 million of brokered certificates of deposits, $16.7 million of online certificates of deposits, and $1.7 million of public funds, decreased to $46.3 million at December 31, 2015, compared to $53.2 million at September 30, 2015, and increased from $36.4 million at December 31, 2014.  Management utilizes the wholesale market deposits to mitigate interest rate risk exposure where appropriate.

FS Bancorp Q4 Earnings
January 28, 2016

DEPOSIT BREAKDOWN (Dollars in thousands)
	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$66,676	13.74%	$63,725	12.75%	$53,743	12.78%
Interest-bearing checking	34,098	7.03	33,476	6.70	29,585	7.04
Savings	30,126	6.21	27,891	5.58	21,560	5.13
Money market	159,605	32.90	168,252	33.66	152,611	36.30
Certificates of deposit of less than $100,000	65,175	13.43	68,329	13.67	52,323	12.44
Certificates of deposit of $100,000 through $250,000	91,317	18.82	97,248	19.45	74,008	17.60
Certificates of deposit of more than $250,000	32,610	6.72	34,963	6.99	33,623	8.00
Escrow accounts related to
mortgages serviced	5,571	1.15	5,999	1.20	2,991	0.71
Total	$485,178	100.00%	$499,883	100.00%	$420,444	100.00%

At December 31, 2015 we had total debt of $108.8 million consisting of FHLB advances of $98.8 million and a subordinated note, net of $9.8 million. Borrowings increased $39.5 million, or 66.6%, from $59.3 million at September 30, 2015, and increased $81.7 million, or 479.8%, from $17.0 million at December 31, 2014.  The increases in borrowings from the prior quarter and prior year were primarily used to fund loan growth and are projected to be repaid with deposit funds received from the Branch Purchase.

The subordinated note, net of $9.8 million was issued in the fourth quarter of 2015, primarily to diversify our debt structure in funding loan growth and provide additional capital for the Bank.  FS Bancorp contributed $9.0 million of the proceeds from the subordinated note as additional capital to the Bank in the fourth quarter of 2015 in anticipation of the Branch Purchase.

Total equity increased $2.1 million, or 2.9%, to $75.3 million at December 31, 2015, from $73.2 million at September 30, 2015, and increased $9.5 million, or 14.4%, from $65.8 million at December 31, 2014.  The increase in equity from the third quarter of 2015 was predominantly a result of net income of $2.0 million.  The Company did not repurchase shares of its common stock during the quarter ended December 31, 2015 given the strong stock appreciation during the quarter and projected capital needs associated with the Branch Purchase.  As of December 31, 2015, 325,000 shares remain available for repurchase as authorized in the July 2015 stock repurchase plan.  Book value per common diluted shares outstanding was $25.18 at December 31, 2015, compared to $24.54 at September 30, 2015, and $22.48 at December 31, 2014.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 15.5%, a Tier 1 leverage capital ratio of 12.1%, and a common equity Tier 1 (“CET1”) capital ratio of 14.3% at December 31, 2015.  At December 31, 2014, the total risk-based capital ratio was 14.7%, and the Tier 1 leverage capital ratio was 11.2%.  The CET1 ratio became effective March 31, 2015.  The increase in capital ratios at the Bank occurred due to $14.0 million in total contributions of capital from FS Bancorp, Inc. in 2015 in anticipation of the Branch Purchase.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.9%, Tier 1 leverage capital ratio of 11.6%, and a CET1 capital ratio of 13.6% as of December 31, 2015, compared to 17.1% and 13.2% at December 31, 2014, respectively.  The CET1 ratio became effective March 31, 2015. The Bank was considered “well capitalized” under applicable regulatory guidelines at that date.

FS Bancorp Q4 Earnings
January 28, 2016

Operating Results

Net interest income increased $1.6 million, or 25.2%, to $7.8 million for the three months ended December 31, 2015, from $6.2 million for the three months ended December 31, 2014.  For the year ended December 31, 2015, net interest income increased $5.9 million, or 26.7%, to $28.0 million compared to $22.1 million for the same period in the prior year, primarily due to the increase in loans receivable, net.

The net interest margin (“NIM”) decreased nine basis points to 5.03% for the year ended December 31, 2015, from 5.12% for the same period last year.  The decreased NIM reflects growth in lower yielding loan and investment assets as part of our diversification strategy.  The strategy to increase the loan portfolio through diversified lending channels has pressured the NIM as the increase in lower yielding real estate and commercial business loans has offset the increase in higher yielding consumer loan products.  The average cost of funds increased nine basis points to 0.72% for the three months ended December 31, 2015, from 0.63% for the three months ended December 31, 2014, and increased two basis points to 0.72% for the year ended December 31, 2015 from 0.70% for the same period in the prior year due to the issuance of the subordinated debt note.  Management is focused on matching deposit duration with the duration of earning assets where appropriate and borrowings are expected to be significantly reduced by the approximate $189.0 million in deposits from the Branch Purchase.

The provision for loan losses was unchanged at $450,000 for the three months ended December 31, 2015 and 2014.  The provision for loan losses was $2.3 million for the year ended December 31, 2015, compared to $1.8 million for the year ended December 31, 2014.  The increase in the provision for the year ended December 31, 2015 was primarily due to net balance sheet loan growth of $117.1 million.  Non-performing loans were $766,000, or 0.2% of total loans at December 31, 2015, compared to $433,000 or 0.1% of total loans at December 31, 2014.  During the three months ended December 31, 2015, net charge-offs totaled $54,000 compared to $172,000 during the three months ended December 31, 2014.  During the year ended December 31, 2015, net charge-offs totaled $555,000 compared to $801,000 during the year ended December 31, 2014.

Noninterest income increased $726,000 or 23.1%, to $3.9 million for the three months ended December 31, 2015, from $3.1 million for the three months ended December 31, 2014.  The increase during the period was primarily due to the increase in gain on sale of loans of $621,000 which occurred due to growth in production associated with personnel hired to expand our lending operations in the third quarter of 2014.  Noninterest income increased $7.6 million, or 75.4%, to $17.6 million for the year ended December 31, 2015, from $10.0 million for the year ended December 31, 2014.  The increase during the period was primarily due to the $7.1 million increase in gain on sale of loans, $215,000 increase in service charges and fee income, and $117,000 increase in gain on sale of investment securities.

Noninterest expense increased $1.0 million, or 14.8%, to $7.9 million for the three months ended December 31, 2015, from $6.9 million for the three months ended December 31, 2014.  Changes in noninterest expense included a $444,000, or 100.0% increase in acquisition costs related to the Branch Purchase, a $127,000, or 3.1% increase in salaries and benefits associated with the hiring of additional employees in service and operations in anticipation of the Branch Purchase, and as a result of the hiring of additional employees in home lending, a $101,000, or 67.3% increase in marketing and advertising, a $91,000, or 8.5% increase in operations, an $84,000, or 25.2% increase in loan costs, and a $72,000, or 22.6% increase in professional and board fees this quarter.  Noninterest expense increased $5.7 million, or 24.0%, to $29.6 million for the year ended December 31, 2015, from $23.9 million for the year ended December 31, 2014, primarily as a result of a $2.7 million, or 19.0% increase in salaries and benefits, an $897,000, or 25.8% increase in operations, an $876,000, or 100.0% increase in acquisition costs, a

FS Bancorp Q4 Earnings
January 28, 2016

$422,000, or 34.1% increase in professional and board fees, a $258,000, or 19.6% increase in data processing, a $212,000, or 12.8% increase in occupancy expense, a $201,000, or 14.9% increase in loan costs, and a $189,000, or 36.3% increase in marketing and advertising expense.

Management recognized the majority of acquisition costs related to the Branch Purchase, such as system conversion costs, consulting, legal fees, and marketing and advertising costs, in 2015.  The remaining acquisition related expenses will be associated with on-site conversion costs to be recognized in the first quarter of 2016.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches and four loan production offices in suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank announced the purchase of four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) with the transaction being consummated on January 22, 2016, and the branches opening as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q4 Earnings
January 28, 2016

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2015	2015	2014
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$1,708	$1,272	$10,799
Interest-bearing deposits at other financial institutions	22,747	4,160	4,756
Total cash and cash equivalents	24,455	5,432	15,555
Certificates of deposit at other financial institutions	12,421	11,181	4,543
Securities available-for-sale, at fair value	55,217	53,679	48,744
Loans held for sale, at fair value	44,925	53,335	25,983
Loans receivable, net	502,535	482,592	387,174
Accrued interest receivable	2,107	2,057	1,558
Premises and equipment, net	13,856	13,734	13,584
Federal Home Loan Bank (“FHLB”) stock, at cost	4,551	2,972	1,650
Bank owned life insurance (“BOLI”)	9,772	9,701	6,556
Servicing rights, held at the lower of cost or fair value	5,811	5,226	3,061
Other assets	1,911	2,071	1,346
TOTAL ASSETS	$677,561	$641,980	$509,754
LIABILITIES
Deposits:
Noninterest-bearing accounts	$72,247	$69,724	$56,734
Interest-bearing accounts	412,931	430,159	363,710
Total deposits	485,178	499,883	420,444
Borrowings	98,769	59,269	17,034
Subordinated note:
Principal amount	10,000	—	—
Unamortized debt issuance costs	(195)	—	—
Total subordinated note less unamortized debt issuance costs	9,805	—	—
Other liabilities	8,469	9,590	6,440
Total liabilities	602,221	568,742	443,918
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; None issued or outstanding	—	—	—
Common stock, $0.01 par value; authorized 45,000,000 shares ; issued and outstanding 3,242,120 shares at December 31, 2015, 3,241,120 at September 30, 2015, and 3,235,625 at
December 31, 2014	32	32	32
Additional paid-in capital	30,692	30,289	29,450
Retained earnings	46,175	44,373	38,125
Accumulated other comprehensive income, net of tax	78	234	117
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(1,637)	(1,690)	(1,888)
Total stockholders’ equity	75,340	73,238	65,836
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$677,561	$641,980	$509,754

FS Bancorp Q4 Earnings
January 28, 2016

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$8,376	$6,602	$30,418	$23,615
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	414	277	1,289	1,227
Total interest and dividend income	8,790	6,879	31,707	24,842
INTEREST EXPENSE
Deposits	804	616	3,229	2,434
Borrowings	77	71	285	268
Subordinated note	157	—	144	—
Total interest expense	1,038	687	3,658	2,702
NET INTEREST INCOME	7,752	6,192	28,049	22,140
PROVISION FOR LOAN LOSSES	450	450	2,250	1,800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,302	5,742	25,799	20,340
NONINTEREST INCOME
Service charges and fee income	524	461	1,977	1,762
Gain on sale of loans	3,107	2,486	14,672	7,577
Gain (loss) on sale of investment securities	—	—	76	(41)
Earnings on cash surrender value of BOLI	71	—	216	187
Impairment loss on long-lived assets	—	(9)	—	(9)
Other noninterest income	166	204	652	557
Total noninterest income	3,868	3,142	17,593	10,033
NONINTEREST EXPENSE
Salaries and benefits	4,271	4,144	16,732	14,064
Operations	1,167	1,076	4,376	3,479
Occupancy	479	434	1,867	1,655
Data processing	441	397	1,573	1,315
OREO fair value impairments, net of loss on sales	—	—	—	42
Other real estate owned (“OREO”) (income) expense	—	(4)	—	9
Loan costs	417	333	1,547	1,346
Professional and board fees	390	318	1,658	1,236
FDIC insurance	77	66	305	254
Marketing and advertising	251	150	709	520
Acquisition costs	444	—	876	—
Impairment (recovery) on servicing rights	—	1	—	(18)
Total noninterest expense	7,937	6,915	29,643	23,902
INCOME BEFORE PROVISION FOR INCOME TAXES	3,233	1,969	13,749	6,471
PROVISION FOR INCOME TAXES	1,217	436	4,873	1,931
NET INCOME	$2,016	$1,533	$8,876	$4,540
Basic earnings per share	$0.67	$0.52	$2.98	$1.52
Diluted earnings per share	$0.66	$0.52	$2.93	$1.52

FS Bancorp Q4 Earnings
January 28, 2016

KEY FINANCIAL RATIOS AND DATA Unaudited	At or For the Three Months Ended
(Dollars in thousands, except per share amounts)	December 31,	September 30,	December 31,
	2015	2015	2014

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.23%	1.33%	1.22%
Return on equity (ratio of net income to average equity) (1)	10.90	11.18	9.46
Yield on average interest-earning assets	5.61	5.61	5.69
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.72	0.71	0.63
Interest rate spread information – average during period	4.89	4.90	5.06
Net interest margin (1)	4.95	4.97	5.12
Operating expense to average total assets	4.83	5.21	5.49
Average interest-earning assets to average interest-bearing liabilities	125.51	127.67	126.98
Efficiency ratio (2)	68.30	68.03	74.08

	At or For the Year Ended
	December 31, 2015		December 31, 2014
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.52%		1.00%
Return on equity (ratio of net income to average equity) (1)	12.73		7.19
Yield on average interest-earning assets	5.69		5.74
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.72		0.70
Interest rate spread information – average during period	4.97		5.04
Net interest margin (1)	5.03		5.12
Operating expense to average total assets (1)	5.07		5.27
Average interest-earning assets to average interest-bearing liabilities	126.71		128.30
Efficiency ratio (2)	64.95		74.29

ASSET QUALITY RATIOS AND DATA:	December 31, 2015	September 30, 2015	December 31, 2014
Non-performing assets to total assets at end of period (3)	0.11%	0.13%	0.08%
Non-performing loans to total gross loans (4)	0.15	0.17	0.11
Allowance for loan losses to non-performing loans (4)	1,016.32	878.48	1,406.47
Allowance for loan losses to gross loans receivable	1.52	1.51	1.54

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	12.14%	11.37%	11.17%
Tier 1 risk-based capital	14.26	12.59	13.43
Total risk-based capital	15.51	13.85	14.68
CET1	14.26	12.59	—

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	11.56%	12.24%	13.16%
Total risk-based capital	14.90	14.71	17.08
CET1	13.64	13.47	—

FS Bancorp Q4 Earnings
January 28, 2016

	At or For the Three Months Ended
PER COMMON SHARE DATA:	December 31, 2015		September 30, 2015		December 31, 2014
Basic earnings per share	$0.67		$0.67		$0.52
Diluted earnings per share	$0.66		$0.66		$0.52
Weighted average basic shares outstanding	2,991,225		2,984,164		2,929,073
Weighted average diluted shares outstanding	3,074,048		3,040,007		2,945,137
Common shares outstanding	2,991,910	(7)	2,984,430	(6)	2,929,073	(5)
Book value per share using outstanding common shares	$25.18		$24.54		$22.48

_______________________________________________
(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,235,625 at December 31, 2014, less restricted stock shares of 125,105 and unallocated ESOP shares of 181,447.
(6)	Common shares were calculated using shares outstanding at period end of 3,241,120 at September 30, 2015, less 94,684 restricted stock shares, and 162,006 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,242,120 at December 31, 2015, less restricted stock shares of 94,684 and unallocated ESOP shares of 155,526.
(8)	CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.